UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts	001-33912	04-3308902
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

222 Merrimack Street
Lowell, Massachusetts	01852
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Share Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form 8-A/A is filed by Enterprise Bancorp, Inc. (the “Company”) to supplement and amend the information set forth in that certain Registration Statement on Form 8-A filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2008 (File No. 001-33912) and that certain Amendment No. 1 to the Registration Statement on Form 8-A/A filed by the Company with the SEC on January 11, 2018 (File No. 001-33912), as set forth in Item 1 and Item 2 below.

Item 1. Description of Registrant’s Securities to be Registered.

On December 6, 2024, the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to that certain Renewal Rights Agreement, dated as of December 11, 2007 and as previously amended on January 5, 2018 (as amended, the “Rights Agreement”), by and between the Company and the Rights Agent. The Rights Agreement Amendment accelerated the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement by amending the definition of “Final Expiration Date” under the Rights Agreement to mean “5:00 P.M., New York City time, on December 7, 2024.” Accordingly, the Rights which were previously distributed to holders of record of shares of Company’s common stock, par value $0.01 per share, expired as of 5:00 P.M., New York City time, on December 7, 2024, upon the expiration of the Rights Agreement and no person has any rights pursuant to the Rights Agreement or the Rights.

This foregoing description is only a summary, and is not complete, and should be read together with the entire Rights Agreement Amendment. The Rights Agreement specifying the terms of the Rights and the Rights Agreement Amendment are incorporated herein by reference as exhibits to this registration statement. The foregoing summary of the Rights Agreement Amendment is qualified in its entirety by reference to such exhibits.

Item 2 Exhibits.

Exhibit No.	Description
4.1	Renewal Rights Agreement, dated December 11, 2007, by and between Enterprise Bancorp, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.5 to Enterprise Bancorp, Inc.’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on December 13, 2007 (File No. 333-79135)).
4.2	Amendment No. 1 to Renewal Rights Agreement, dated January 5, 2018, by and between Enterprise Bancorp, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to Enterprise Bancorp, Inc.’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on January 11, 2018 (File No. 001-33912)).
4.3	Amendment No. 2 to Renewal Rights Agreement, dated December 6, 2024, by and between Enterprise Bancorp, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Enterprise Bancorp, Inc.’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on December 9, 2024 (File No. 001-33912)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENTERPRISE BANCORP, INC.

Date: December 9, 2024	By:	/s/ Joseph R. Lussier
Joseph R. Lussier
Executive Vice President, Treasurer
and Chief Financial Officer

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